ACTIVE/129238067.2

Exhibit 99.1

Allurion Announces Preliminary First Quarter 2024 Results

Generated quarter-over-quarter revenue growth and continued growth in procedural volume, while substantially reducing cash burn

Company to report full first quarter 2024 financial results on May 14, 2024

NATICK, Mass. – Apr. 30, 2024 – Allurion Technologies, Inc. (“Allurion” or the “Company”) (NYSE: ALUR), a company dedicated to ending obesity, today announced preliminary, unaudited results for the first quarter 2024. Management expects preliminary unaudited results for the period as follows:

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Revenue in the range of $9.2 million to $9.3 million, reflecting growth of between 12%-13% over the fourth quarter of 2023
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Procedural volume growth, as estimated by new app users, reflecting 22% growth over the fourth quarter of 2023
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Cash burn in the range of $8 million to $9 million, down from $22 million in the fourth quarter of 2023, and in line with targeted cash burn of approximately $30 million for the year

“We are encouraged by our growth in the first quarter in both revenue and procedural volume, while slowing our cash burn rate,” said Dr. Shantanu Gaur, Founder and Chief Executive Officer. “We believe awareness and demand for the Allurion Program will continue to grow in subsequent quarters, and we expect the business to feed off of recent catalysts, including the launch of the Allurion Virtual Care Suite in the United States and the first reimbursed procedures in the United Kingdom.”

The Company will host a conference call on Tuesday, May 14, 2024, at 8:30 AM ET to discuss first quarter financial results and provide a business update.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight-loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers and Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Estimated Preliminary Results for the First Quarter Ended March 31, 2024 (Unaudited)

Set forth above are certain estimated preliminary financial results and other key business metrics for the first quarter ended March 31, 2024. These estimates are based on the information available to us at this time. Our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the first quarter ended March 31, 2024 are finalized. The estimated preliminary financial results and other key business metrics have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “target,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding Allurion’s preliminary, unaudited 2024 first quarter results, including revenue generation and growth, procedural volume growth, cash burn, alignment of such results with full year 2024 expectations, awareness and demand for the Allurion Program, and improved business performance resulting from the launch of the Virtual Care Suite in the U.S. and reimbursements in the UK.

Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this press release, including but not limited to (i) the ability of Allurion to obtain regulatory approval for and successfully commercialize the Allurion Program, (ii) the timing of and results from its clinical studies and trials, (iii) the evolution of the markets in which Allurion competes and the rise of GLP-1 drugs, (iv) the ability of Allurion to defend its intellectual property and satisfy regulatory requirements, (v) the impact of the COVID-19 pandemic, Russia-Ukraine war and Israel-Hamas war on Allurion’s business, (vi) Allurion’s expectations regarding its market opportunities, (vii) the outcome of any legal proceedings against Alurion, and (viii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion operates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on March 26, 2026 and Amendment No. 1 thereto filed on April 29, 2024, and other documents filed by Allurion from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Allurion assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Allurion does not give any assurance that it will achieve its expectations.

Global Media

Cedric Damour

PR Manager

+33 7 84 21 02 20

cdamour@allurion.com

Investor Contact
Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com